EXHIBIT 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

May 12, 2014

Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662

Ladies and Gentlemen:

We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 3,600,000 common units representing limited partner interests in the Partnership (the “Firm Units”), pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of May 6, 2014, among the Partnership, RBC Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Raymond James & Associates, Inc. and UBS Securities LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”), and the other parties named therein. The Underwriters have an option to purchase up to 540,000 additional common units representing limited partner interests in the Partnership (and, together with the Firm Units, the “Units”) to cover over-allotments, if any.
We refer to the Registration Statement on Form S-3 (Registration No. 333-183481), with respect to the Units being sold by the Partnership, as amended, (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Partnership’s Prospectus Supplement dated May 6, 2014 (the “Prospectus Supplement”), which together with the accompanying prospectus dated September 11, 2012 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.
As the basis for the opinion hereinafter expressed, we examined the Partnership’s Second Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Atlanta, Austin, Chicago, Dallas, Hong Kong, Houston, London, Los Angeles, New Orleans, New York, Sacramento, San Francisco, Washington DC

May 12, 2014

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:
1.    The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

2.    The Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued and, under the Act, purchasers of the Units will have no obligation to make further payments for their purchase of Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership, and will have no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.
At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.
Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP